COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS PERIODS ENDED AS OF DECEMBER 31, 2006 AND 2005
Figures in Thousands of Constant Ch$ as of December 31, 2006

	2006	2005

NET CASH PROVIDED BY USING IN OPERATING ACTIVITIES	234,756,004	226,266,713

Net income (Gain)	23,353,046	25,712,170

Result in sales of assets	-1,036,796	21,738

Gain (loss) in sale of fixed assets	-1,036,796	21,738

Charges (credits) to income not affecting cash flows:	232,823,194	233,018,572

Depreciation	204,906,820	200,920,193
Intangibles amortization	5,024,127	4,847,335
Write-off and provisions	18,834,385	24,902,211
Equity earnings from related companies (less)	-1,949,359	-1,748,329
Equity losses from related companies	33,628	33,193
Amotization of goodwill	2,222,691	1,616,816
Price-level restatement (net)	-500,929	-1,985,668
Gain (loss) on foreign currency transactions	-164,889	-976,129
Other credits not affecting cash flows	-348,448	-291,238
Other charges not affecting cash flows	4,765,168	5,700,188

Decrease (increase) in current assets:	-18,243,150	66,003,112

(Increase) Decrease in trade receivables	-25,378,648	-6,020,873
(Increase) Decrease in inventories	-1,691,020	2,248,105
(Increase) Decrease in other current assets	8,826,518	69,775,880

Increase (decrease) in current liabilities:	-2,098,671	-98,519,603

Increase (decrease) in due to related companies,
related with operating activities	17,013,957	-74,456,219
Increase (decrease) in accrued interest payable	-743,769	1,748,841
Increase (decrease) in income tax payable, net	-16,247,098	-23,756,730
Increase (decrease) in other accounts payable
related with non operating result	-1,485,203	1,727,998
Increase (decrease) in value-added tax, net, and other	-636,558	-3,783,493

Income ( loss) of minority interest	-41,619	30,724

COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS PERIODS ENDED AS OF DECEMBER 31, 2006 AND 2005
Figures in Thousands of Constant Ch$ as of December 31, 2006

	2006	2005

NET CASH PROVIDED BY FINANCING ACTIVITIES	-180,343,675	-205,394,443

Liabilities with the public	73,366,735	70,465,529
Other financing disbursements	0	-
Repayment of dividends (less)	-24,022,430	-118,171,643
Repayment of capital (less)	-40,596,288	0
Repayment of loans (less)	0	-35,093,202
Repayment of liabilities with the public (less)	-188,404,582	-122,595,127
Repayment of loans to related companies (less)	0	-
Other payments by financing	-687,110	0
Repayment of loans (less)

NET CASH USED IN INVESTING ACTIVITIES	-109,463,791	-88,253,741

Sale of fixed assets	60,000	1,263,681
Additions to fixed assets (less)	0	0
Sale of permanent investments
Permanent investments	0	-49,591
Sale of other investments	0	12,143,501
Collection of loans from related companies
Other revenues from investments	0	26,866
Additions to fixed assets (less)	-109,523,791	-73,579,347
Investments in financial instruments (less)	0	-19,146,457
Other investment disbursements (less)	0	-8,912,394

NET CASH FLOW FOR THE PERIOD	-55,051,462	-67,381,471

PRICE-LEVEL RESTATEMENT EFFECT ON CASH AND CASH EQUIVALENTS	-863,534	-1,574,386

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	-55,914,996	-68,955,857

CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	97,262,053	166,217,910

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	41,347,057	97,262,053

Última actualización 26/01/07
Por Telefónica CTC Chile